Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Pioneer Ibbotson Moderate Allocation VCT Portfolio, of Pioneer Variable Contracts Trust, Class I Shares Prospectus, and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm" and "Financial Statements" in the Pioneer Variable Contracts Trust Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 41 to the Registration Statement of Pioneer Variable Contracts Trust (Form N-1A, File No. 33-84546) of our reports, dated
February 10, 2006, with respect to the financial statements and financial highlights of the Portfolios of Pioneer Variable Contracts Trust included in their December 31, 2005 Annual Reports to the Shareowners.


                                                           /s/ ERNST & YOUNG LLP


Boston, Massachusetts
December 12, 2006